UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________
SCHEDULE 14A
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JAMES HARDIE INDUSTRIES PLC
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James Hardie Industries plc
1st Floor, Block A,
One Park Place,
Upper Hatch Street, Dublin 2,
D02 FD79, Ireland

T: +353 (0) 1 411 6924
F: +353 (0) 1 479 1128

6 August 2026

Response to Ownership Matters Proxy Advisor Report
Dear Shareholder,
We refer to the recently issued proxy research report published by Ownership Matters (OM) for the upcoming Annual Meeting of James Hardie Industries plc (JHX or the Company) scheduled for 20 August 2026 (in the US) and 21 August 2026 (in Australia). We recognise that investors will carefully assess all relevant information before casting their vote.
OM has recommended to vote against the CEO’s Equity Grant (Proposal 4).
We note that OM qualified their recommendation by acknowledging that some shareholders may wish to vote in favour of Proposal 4, given the material improvements to the LTI structure, including a substantial reduction in LTI opportunity and the removal of the previous cash-settled component of the LTI (Scorecard LTI), which they viewed as lacking transparency.
Following the disappointing voting outcomes at our 2025 Annual Meeting, the Board and leadership team undertook extensive engagement with our shareholders and proxy advisors to understand their concerns and inform the redesign of the company's compensation structure, including the CEO’s Equity Grant. We believe the revised proposal reflects that feedback and respectfully encourage shareholders to vote in favour of the CEO’s Equity Grant at the upcoming Annual Meeting.
Proposal 4: CEO’s Equity Grant
As demonstrated by the FY26 short-term incentive (STI) and LTI outcomes, the Board applies a rigorous approach to setting and assessing executive remuneration, holding executives accountable for performance within their control. The non-vesting of the FY24-26 relative TSR PRSUs demonstrates a clear alignment between remuneration outcomes and shareholder returns. The Board also exercised negative discretion across the FY26 STI, FY24-26 ROCE PRSUs and the Scorecard LTI, applying a higher level of discretion to the CEO to reflect the heightened accountability associated with the role.
The Board remains receptive to shareholder feedback on our LTI structure, and has a demonstrated track record of responding to investor concerns. This includes strengthening the ROCE hurdles in FY25 by increasing both threshold and maximum vesting levels and the comprehensive redesign of the FY27 LTI. Key changes include the removal of the Scorecard LTI, the introduction of a predominantly performance-based LTI structure for the CEO, and the alignment of performance goals with externally communicated guidance.
James Hardie Industries plc is a limited liability company incorporated in Ireland with its registered office at
1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.
Directors: Nigel Stein (UK) (Chair), Howard Heckes (USA), Gary Hendrickson (USA),
Renee Peterson (USA), John Pfeifer (USA), Suzanne B. Rowland (USA), Rob Sindel (AUS), Jesse Singh (USA).
Chief Executive Officer and Director: Aaron Erter (USA)
Company number: 485719
ARBN: 097 829 895

While we acknowledge that the grant of time-vesting RSUs and annual-LTI stock options to the CEO differs from typical Australian market practice, these design changes were made to respond directly to the shareholder feedback received during the extensive engagement process conducted by the Board after 2025 AGM, followed by a comprehensive review of the remuneration program conducted by the People & Compensation Committee, with input from independent compensation consultants in Australia and U.S. The Board strongly believes that these awards strengthen alignment with long-term shareholder value creation, while adequately reflecting U.S. market practice. In particular, the stock options incorporate an inherent share price hurdle and only deliver value if the Company’s share price exceeds the strike price at vesting.
In selecting the performance for the FY27 LTI, the Board considered the Company’s operating profile, investor base and primary market of operation. Adjusted EBITDA is a widely used financial performance measure in the U.S. market and is a key metric used by investors to assess operating performance and business valuation. Consistent with U.S. market practice, the Board does not publicly disclose forward-looking performance targets, as these are commercially sensitive and could affect the Company’s competitive position.
The Board also disagrees with OM’s assertions that the average annual adjusted EBITDA growth targets create a risk of perverse outcomes or that adjusted EBITDA is, in principle, an unsatisfactory or inappropriate LTI measure because it does not account for capital employed. Adjusted EBITDA is not intended to measure capital efficiency. Capital efficiency is assessed separately through the ROIC component of the LTI, while shareholder outcomes are measured through the relative TSR component. The purpose of the EBITDA measure is to reward the consistent delivery of annual operating performance throughout the three-year performance period, rather than focusing solely on the cumulative outcome at the end of FY29. The Board deliberately adopted this approach in light of the heightened uncertainty currently affecting the North American housing market. The Board does not believe it is appropriate for strong operational performance delivered over multiple years to be entirely negated by a single subsequent year or for significant over performance in one year to remove the need to perform in the others. The averaging approach recognises sustained value creation across the performance period while ensuring that weaker performance in any individual year appropriately reduces, but does not necessarily eliminate, vesting.
The design principle is simple - our incentive metrics mirror the measures we report to the market, enabling investors to compare remuneration outcomes directly against our public guidance and results. We emphasise that the adjustments are not a payout cushion. In FY26, Adjusted Net Income (net income measured on the adjusted basis) remained below threshold, resulting in no payout.
Finally, the Board retains downward discretion for these awards where a formulaic assessment would result in an inappropriate or unintended outcome. As demonstrated by the application of negative discretion in FY26, the Board remains committed to ensuring remuneration outcomes appropriately reflect company performance, executive accountability and shareholder experience.
Conclusion
The Board remains focused on its core role of acting in the best interests of shareholders as we continue to realise our strategy of being homeowner focused, customer and contractor driven. For the reasons set out above and in the Notice of Meeting, the Board encourages shareholders to vote “FOR” all Resolutions as per the proxy statement/voting instructions at our 2026 Annual Meeting.

Should you have any further questions in relation to these resolutions or any other proposals on this year’s voting ballot, please contact Luke Thrum, Director, Investor Relations, at +61 447 894 834 or Luke.Thrum@jameshardie.com.au for APAC or Bill Seymour, Vice President, Investor Relations, at +1 312 856 7460 or Bill.Seymour@jameshardie.com, for the U.S.
Thank you for your continued support and we look forward to engaging with you.
Sincerely,

Nigel Stein
Independent Non-Executive Chair